As filed with the Securities and Exchange Commission on October 27, 2023
Registration No. 333-274926
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)
Maryland	6798	13-2744380
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Conor C. Flynn
Bruce Rubenstein, Esq.
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David E. Shapiro, Esq. Steven R. Green, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Brian L. Harper President and Chief Executive Officer RPT Realty 19 W 44th Street, Suite 1002 New York, New York 10036 (212) 221-1261	Mark S. Opper, Esq. Blake Liggio, Esq. Caitlin Tompkins, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed document have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
Kimco Realty Corporation is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-4 (File No. 333-274926) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 8.1, Exhibit 8.2, Exhibit 8.3 and Exhibit 8.4 to the Registration Statement. Accordingly, this Amendment consists of only the cover page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, Exhibit 8.1, Exhibit 8.2, Exhibit 8.3 and Exhibit 8.4. The proxy statement/prospectus contained in the Registration Statement is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Kimco’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Kimco’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer or (b) any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Kimco’s bylaws obligate it, to the maximum extent permitted by Maryland law and without requiring a preliminary determination as to entitlement, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of Kimco and at the request of Kimco, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit Kimco, with the approval of the Kimco board of directors, to indemnify and advance expenses to any person who served a predecessor of Kimco in any of the capacities described above and to any employee or agent of Kimco or a predecessor of Kimco.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which Kimco’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to or witness in by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL requires Kimco, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Kimco as authorized by the bylaws and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by Kimco if it shall ultimately be determined that the standard of conduct was not met.
Kimco has also entered into indemnification agreements with each of its directors, executive officers, and such other employees or consultants of Kimco or any subsidiary as may be determined from time to time as Kimco’s chief executive officer may in his discretion determine.
The indemnification agreements provide that Kimco will indemnify each covered person, or indemnitee, against any and all expenses, judgments, penalties, fines and amounts paid in settlement (collectively referred to as losses) actually and necessarily incurred by the indemnitee or on his behalf, to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to or by reason of the indemnitee’s status as a director, officer, employee, agent or fiduciary of Kimco or any other entity the indemnitee serves at the request of Kimco. The indemnitee will also be indemnified against all expenses actually and reasonably incurred by him in connection with a proceeding if the indemnitee is, by reason of his service to Kimco or other entity at Kimco’s request, a witness in any such proceeding to which he is not a party.

No indemnification shall be made under the indemnification agreement on account of indemnitee’s conduct in respect of any proceeding charging improper personal benefit to the indemnitee, whether or not involving action in the indemnitee’s official capacity, in which the indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. In addition to certain other exclusions set forth in the indemnification agreement, Kimco will also not be obligated to make any indemnity or advance in connection with any claim made against the indemnitee (a) for which payment has been made to the indemnitee under any insurance policy or other indemnity provision, (b) for an accounting of short-swing profits made by indemnitee from securities of Kimco within the meaning of Section 16(b) of the Exchange Act, or, subject to certain exceptions, (c) prior to a change in control of Kimco, in connection with any proceeding initiated by indemnitee against Kimco or its directors, officers, employees or other indemnitees.
Kimco will advance, to the extent not prohibited by law, the expenses incurred by the indemnitee (or reasonably expected by the indemnitee to be incurred within three months) in connection with any proceeding. The indemnification agreement provides procedures for determining the indemnitee’s entitlement to indemnification and advancement of expenses in the event of a claim. The indemnitee is required to deliver to Kimco a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Kimco as authorized by law has been met and a written undertaking to reimburse any expenses if it shall ultimately be established that the standard of conduct has not been met.
To the fullest extent permitted by applicable law, if the indemnification provided for in the indemnification agreement is unavailable to the indemnitee for any reason, then Kimco, in lieu of indemnifying and holding harmless the indemnitee, shall pay the entire amount of losses incurred by the indemnitee in connection with any proceeding without requiring the indemnitee to contribute to such payment, and Kimco further waives and relinquishes any right of contribution it may have at any time against the indemnitee. Kimco shall not enter into any settlement of any proceeding in which Kimco is jointly liable with the indemnitee (or would be if joined in such proceeding) unless such settlement provides for a full and final release of all claims asserted against the indemnitee. Furthermore, Kimco shall fully indemnify and hold harmless the indemnitee from any claims for contribution which may be brought by directors, officers or employees of Kimco other than the indemnitee who may be jointly liable with the indemnitee.
The limited liability company agreement of Kimco OP (which we refer to as the “LLC Agreement”) provides that the managing member is not liable to Kimco OP or any member for any action or omission taken in its capacity as managing member, for the debts or liabilities of Kimco OP or for the obligations of Kimco OP under the LLC Agreement, except for liability for its fraud, willful misconduct or gross negligence, pursuant to any express indemnity the managing member may give to Kimco OP or in connection with a redemption. The LLC Agreement also provides that any obligation or liability in its capacity as the managing member of Kimco OP that may arise at any time under the LLC Agreement or any other instrument, transaction or undertaking contemplated by the LLC Agreement will be satisfied, if at all, out of its assets or the assets of Kimco OP only, and no such obligation or liability will be personally binding upon any of its directors, stockholders, officers, employees or agents.
In addition, the LLC Agreement requires Kimco OP, to the fullest extent a Maryland corporation may indemnify and advance expenses to directors and officers of a Maryland corporation under the laws of the State of Maryland, to indemnify, and to pay or reimburse the reasonable expenses in advance of a final disposition of a proceeding to, the managing member, its directors and officers, officers of Kimco OP and any other person designated by the managing member, who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service to Kimco OP. Kimco OP is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without its approval (except for any proceeding brought to enforce such person's right to indemnification under the LLC Agreement) or if the person is found to be liable to Kimco OP on any portion of any claim in the action.

Item 21.	Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated as of August 28, 2023, by and among Kimco Realty Corporation, Kimco Realty OP, LLC, Tarpon Acquisition Sub, LLC, Tarpon OP Acquisition Sub, LLC, RPT Realty and RPT Realty, L.P. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1†	Articles of Amendment and Restatement of Kimco Realty Corporation (incorporated by reference to Exhibit 3.1 to Kimco’s Form 8-K12B filed on January 3, 2023).

3.2†	Amended and Restated Bylaws of Kimco Realty Corporation (incorporated by reference to Exhibit 3.1 to Kimco’s Form 8-K12B filed on February 2, 2023).

3.3†	Articles of Merger (incorporated by reference to Exhibit 3.5 to Kimco’s Form 8-K12B filed on January 3, 2023).

4.1†
Form of Articles Supplementary of Kimco Realty Corporation with respect to the Class N Preferred Stock of Kimco Realty Corporation (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

4.2*	Form of Deposit Agreement with respect to the Class N Preferred Stock of Kimco Realty Corporation.

5.1*	Opinion of Venable LLP.

8.1+	Form of Opinion of Wachtell, Lipton, Rosen & Katz, as to certain material U.S. federal tax matters.

8.2+	Form of Opinion of Goodwin Procter LLP, as to certain material U.S. federal tax matters.

8.3+	Form of Opinion of Latham & Watkins LLP, as to the qualification of Kimco Realty Corporation as a real estate investment trust

8.4+	Form of Opinion of Goodwin Procter LLP, as to the qualification of RPT Realty as a real estate investment trust

23.1*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2+	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3+	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4†	Consent of Independent Registered Public Accounting Firm of Kimco Realty Corporation, PricewaterhouseCoopers LLP.

23.5†	Consent of Independent Registered Public Accounting Firm of RPT Realty, Grant Thornton LLP.

23.6+	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 8.3 hereto and incorporated herein by reference).

23.7+	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 8.4 hereto and incorporated herein by reference).

Exhibit Number	Description
24.1†	Power of Attorney (included in signature page).

99.1†	Consent of Lazard Frères & Co. LLC.

99.2*	Form of Proxy Card of RPT Realty

107†	Filing Fee Table.
†	Indicates exhibits previously filed
+	Indicates exhibits filed herewith
*	To be filed by amendment.

Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(2)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)	that, for the purpose of determining liability under the Securities Act to any purchaser:
(1)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(3)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(4)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(5)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(6)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)
that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g)
that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(h)
that, every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(i)
insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(j)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(k)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on October 27, 2023.
KIMCO REALTY CORPORATION
By:	/s/ Glenn G. Cohen
	Name:	Glenn G. Cohen
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 27, 2023.
Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2023
Conor C. Flynn

/s/ Glenn G. Cohen	Executive Vice President – Chief Financial Officer and Treasurer (Principal Financial Officer)	October 27, 2023
Glenn G. Cohen

*	Vice President – Chief Accounting Officer (Principal Accounting Officer)	October 27, 2023
Paul Westbrook

*	Executive Chairman of the Board	October 27, 2023
Milton Cooper

*	Director	October 27, 2023
Philip Coviello

*	Director	October 27, 2023
Frank Lourenso

*	Director	October 27, 2023
Henry Moniz

*	Director	October 27, 2023
Mary Hogan Preusse

*	Director	October 27, 2023
Valerie Richardson

*	Director	October 27, 2023
Richard Saltzman
*	By:	/s/ Glenn G. Cohen
	Name:	Glenn G. Cohen
	Title:	Attorney-in-Fact